Exhibit 99.1

JAMES RIVER ANNOUNCES FIRST QUARTER
2020 RESULTS

▪	First Quarter 2020 Net Loss of $36.8 million -- $1.21 per diluted share and Adjusted Net Operating Income of $15.4 million -- $0.50 per diluted share

▪
The Net Loss was driven by investment volatility, primarily in the Company’s $202.9 million senior secured bank loan portfolio. In connection with the Company’s adoption of an accounting change, the assets are measured at fair value with changes reported through the income statement as of January 1, 2020. The portfolio, which had previously been carried at amortized cost net of allowance for any credit losses, experienced an unrealized loss during the quarter, a substantial amount of which has been recovered subsequent to the end of the first quarter.

▪	37% growth in Core (Excluding Commercial Auto) Excess and Surplus Lines ("E&S") Gross Written Premium versus the prior year quarter

▪	Year-to-date 2020 annualized Adjusted Net Operating Return on Average Tangible Equity of 11.6%

▪	Net Investment Income of $20.8 million, an increase of 7%, or $1.4 million, over the prior year quarter

Pembroke, Bermuda, April 29, 2020 - James River Group Holdings, Ltd. ("James River" or the "Company") (NASDAQ: JRVR) today reported first quarter 2020 net loss of $36.8 million ($1.21 per diluted share), compared to net income of $22.7 million ($0.75 per diluted share) for the first quarter of 2019. Adjusted net operating income for the first quarter of 2020 was $15.4 million ($0.50 per diluted share), compared to adjusted net operating income of $21.7 million ($0.71 per diluted share) for the same period in 2019.

Earnings Per Diluted Share	Three Months Ended March 31,
	2020	2019

Net (Loss) Income	$(1.21)	$0.75
Adjusted Net Operating Income [1]	$0.50	$0.71

1 See "Reconciliation of Non-GAAP Measures" below.

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Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Mailing address ● P.O. Box 1502, Hamilton HM FX, Bermuda
Tel 441.278.4580 ● Fax 441.278.4588

JRVR Announces First Quarter Results

April 29, 2020

J. Adam Abram, the Company’s Chairman and Chief Executive Officer, commented, “I am pleased to report that all of our colleagues are safe and healthy and that we have been able to operate efficiently as a team while moving to remote work.   Despite the disruptions, uncertainties and the concerns brought on by the spread of the coronavirus, our team delivered a very strong start to the year. Gross written premiums in the core E&S business grew by 37%, renewal pricing was up by 13% and submission flow increased 20%.  This was the 13th consecutive quarter in which rates increased in core E&S.  In combination with results from our Specialty Admitted and Reinsurance Segments, we earned an 11.6% annualized Adjusted Net Operating Return on Average Tangible Equity.   In this quarter, we adopted a mark-to-market approach to reporting results from a professionally managed portfolio of bank loans we have owned for many years.  Those loans proved very volatile during the quarter, as the debt markets responded to concerns about the impact of COVID-19 on business conditions. We also saw a decline in the value of our high grade investment portfolio in the quarter.   A substantial part of the decline we report in the quarter has been reversed as debt markets have recovered significantly from quarter end.”
First Quarter 2020 Operating Results

•	Gross written premium of $283.8 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$136,197	$186,549	(27)%
Specialty Admitted Insurance	102,802	102,953	0%
Casualty Reinsurance	44,842	37,832	19%
	$283,841	$327,334	(13)%

•	Net written premium of $134.7 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$92,206	$154,861	(40)%
Specialty Admitted Insurance	13,356	15,021	(11)%
Casualty Reinsurance	29,092	37,859	(23)%
	$134,654	$207,741	(35)%

•	Net earned premium of $145.9 million, consisting of the following:

	Three Months Ended March 31,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$99,739	$141,672	(30)%
Specialty Admitted Insurance	13,283	12,360	7%
Casualty Reinsurance	32,896	36,120	(9)%
	$145,918	$190,152	(23)%

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JRVR Announces First Quarter Results

April 29, 2020

•
Core (non-commercial auto) Excess and Surplus Lines gross written premium increased 37% (eleven out of twelve core underwriting divisions grew), and net written premium increased 16%. Commercial auto gross written premium decreased from $92.0 million in the first quarter of 2019 to $6.7 million in the current quarter due to the cancellation, effective December 31, 2019, of all policies issued to one large commercial auto insured;

•
While gross written premium for the Specialty Admitted Insurance segment was flat quarter over quarter, net written premium decreased from the prior year quarter as the Company increased the cession rate of the individual risk workers' compensation third party quota share from 50% to 70% effective January 1, 2020;

•
Gross written premium in the Casualty Reinsurance segment increased from the prior year quarter due to the change in renewal date of a fronted treaty where the Company retains no net underwriting risk, while net written premium and net earned premium declined;

•
There was overall unfavorable reserve development of $0.9 million compared to unfavorable reserve development of $1.0 million in the prior year quarter (representing a 0.6 and 0.5 percentage point increase to the Company’s loss ratio in the periods, respectively);

•	Pre-tax (unfavorable) favorable reserve development by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2020	2019
Excess and Surplus Lines	$3	$10
Specialty Admitted Insurance	1,011	2,004
Casualty Reinsurance	(1,888)	(2,982)
	$(874)	$(968)

•
The Specialty Admitted Insurance segment experienced $1.0 million of favorable development in its individual risk workers' compensation business. The Casualty Reinsurance segment experienced $1.9 million of unfavorable development, primarily related to loss reserves from treaties the Company no longer writes, which was partially offset by commission slide adjustments of $0.3 million;

•	Group combined ratio of 100.6% versus 96.2% in the prior year quarter;

•
Group expense ratio of 34.2% increased from 22.6% in the prior year quarter, principally due to the mix shift away from commercial auto business, which carried a lower expense ratio and higher loss ratio than other lines of business;

•
Underwriting results for the Specialty Admitted Insurance segment in the three months ended March 31, 2020 were negatively impacted by higher reported losses on involuntary assigned risk pools for workers' compensation and an accrual for ceded minimum premium on one fronting arrangement, resulting in an additional 7.0 combined ratio points;

•	Gross fee income by segment was as follows:

	Three Months Ended March 31,
($ in thousands)	2020	2019	% Change
Excess and Surplus Lines	$1,275	$2,673	(52)%
Specialty Admitted Insurance	4,211	3,772	12%
	$5,486	$6,445	(15)%

•	Fee income in the Excess and Surplus Lines segment decreased from its level in the prior year quarter due to the December 31, 2019 cancellation of all policies issued to one large

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JRVR Announces First Quarter Results

April 29, 2020

commercial auto insured. Fee income in the Specialty Admitted Insurance segment increased as a result of a mix shift to fronting arrangements with higher fees;

•	Net investment income was $20.8 million, an increase of 7% from the prior year quarter. Further details can be found in the "Investment Results" section below.

Investment Results
Net investment income for the first quarter of 2020 was $20.8 million, which compares to $19.4 million for the same period in 2019. The increase was due to a larger fixed maturity portfolio and income relating to restricted cash equivalents withdrawn in October 2019 from a collateral trust established in favor of the Company by a captive insurance company affiliate of a former insured. The funds withdrawn from the collateral trust were invested in short term securities and are included in restricted cash equivalents on the Company's consolidated balance sheet.  As these assets were classified as cash equivalents, they were not included in the calculations of annualized gross investment yield on average fixed maturity, bank loan and equity securities and average duration of the fixed maturity and bank loan portfolio.
The Company’s net investment income consisted of the following:

	Three Months Ended March 31,
($ in thousands)	2020	2019	% Change
Renewable Energy Investments	$834	$921	(9)%
Other Private Investments	(317)	2,483	-
All Other Net Investment Income	20,319	16,027	27%
Total Net Investment Income	$20,836	$19,431	7%
The Company’s annualized gross investment yield on average fixed maturity, bank loan and equity securities for the three months ended March 31, 2020 was 3.6% (versus 4.1% for the three months ended March 31, 2019) and the average duration of the fixed maturity and bank loan portfolio was 3.6 years at March 31, 2020 (versus 3.3 years at March 31, 2019). Renewable energy and other private investments produced an annualized return of 3.8% for the three months ended March 31, 2020 (18.6% for the three months ended March 31, 2019).
During the three months ended March 31, 2020 the Company experienced realized and unrealized mark-to-market investment losses. Changes in the fair value of bank loan participations and equity securities are reflected in the income statement as net realized and unrealized gains or losses on investments, while changes in the fair value of fixed maturity securities are a component of other comprehensive income. These losses are summarized below:

	Three Months Ended
($ in thousands)	March 31, 2020	December 31, 2019	March 31, 2019
Change in the Fair Value of Bank Loan Participations	$(43,947)	$—	$—
Change in the Fair Value of Equity Securities	(13,315)	(2,443)	3,549
Change in the Fair Value of Fixed Maturity Securities	(5,310)	(4,098)	21,706
Total Change in Fair Value	$(62,572)	$(6,541)	$25,255

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JRVR Announces First Quarter Results

April 29, 2020

Recently Adopted Accounting Standard and the Bank Loan Portfolio Unrealized Loss
As discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2020.

Beginning this quarter, the Company's senior secured bank loan portfolio is reported at fair value, and changes in unrealized gains and losses in the portfolio are reported through the income statement as net realized and unrealized gains (losses) on investments.

The outbreak of the coronavirus pandemic and uncertainty around the extent of its economic impact caused severe volatility in the capital markets in the first quarter of 2020. As a result of this volatility, net realized and unrealized losses on investments includes losses of $(43.9) million related to changes in unrealized losses in the senior secured bank loan portfolio for the three months ended March 31, 2020.
Taxes
Generally the Company's effective tax rate fluctuates from period to period based on the relative mix of income reported by country and the respective tax rates imposed by each tax jurisdiction. The Company had a tax benefit for the three months ended March 31, 2020, driven by the pre-tax loss for the quarter. The tax rate for the three months ended March 31, 2020 and March 31, 2019 was 10.7% and 10.8%, respectively.

Tangible Equity
Tangible equity before dividends decreased 8.7% from $559.8 million at December 31, 2019 to $511.0 million at March 31, 2020, principally due to a $36.8 million net loss, $8.1 million cumulative effect loss associated with newly adopted accounting standards and $3.9 million of after tax unrealized losses in the Company's fixed income investment portfolio.
March 31, 2020 tangible equity of $501.7 million after dividends decreased 10.4% from $559.8 million at December 31, 2019. Tangible equity per common share was $16.44 at March 31, 2020, net of $0.30 of dividends per share the Company paid during the first three months of 2020. The year-to-date annualized adjusted net operating income return on average tangible equity was 11.6%, which compares to 16.9% for the same period in 2019.
Capital Management
The Company announced that its Board of Directors declared a cash dividend of $0.30 per common share. This dividend is payable on Tuesday, June 30, 2020 to all shareholders of record on Monday, June 15, 2020.
Conference Call
James River Group Holdings, Ltd. will hold a conference call to discuss its first quarter results tomorrow, April 30, 2020, at 8:00 a.m. Eastern Time. Investors may access the conference call by dialing (877) 930-8055, Conference ID# 1126408, or via the internet by visiting www.jrgh.net and clicking on the “Investor Relations” link. Please access the website at least 15 minutes early to

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JRVR Announces First Quarter Results

April 29, 2020

register and download any necessary audio software. A replay of the call will be available until 11:00 a.m. (Eastern Time) on May 30, 2020 and can be accessed by dialing (855) 859-2056 or by visiting the company website.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as believe, expect, seek, may, will, intend, project, anticipate, plan, estimate, guidance or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the inherent uncertainty of estimating reserves and the possibility that incurred losses may be greater than our loss and loss adjustment expense reserves; inaccurate estimates and judgments in our risk management may expose us to greater risks than intended; the potential loss of key members of our management team or key employees and our ability to attract and retain personnel; adverse economic factors resulting in the sale of fewer policies than expected or an increase in the frequency or severity of claims, or both; a decline in our financial strength rating resulting in a reduction of new or renewal business; reliance on a select group of brokers and agents for a significant portion of our business and the impact of our potential failure to maintain such relationships; reliance on a select group of customers for a significant portion of our business and the impact of our potential failure to maintain, or decision to terminate, such relationships; losses resulting from reinsurance counterparties failing to pay us on reinsurance claims, insurance companies with whom we have a fronting arrangement failing to pay us for claims, or an insured group of companies with whom we have an indemnification arrangement failing to perform their reimbursement obligations; changes in laws or government regulation, including tax or insurance law and regulations; the ongoing effect of Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act, which may have a significant effect on us including, among other things, by potentially increasing our tax rate, as well as on our shareholders; in the event we do not qualify for the insurance company exception to the passive foreign investment company (“PFIC”) rules and are therefore considered a PFIC, there could be material adverse tax consequences to an investor that is subject to U.S. federal income taxation; the Company or any of its foreign subsidiaries becoming subject to U.S. federal income taxation; a failure of any of the loss limitations or exclusions we utilize to shield us from unanticipated financial losses or legal exposures, or other liabilities; losses from catastrophic events, such as natural disasters and terrorist acts, which substantially exceed our expectations and/or exceed the amount of reinsurance we have purchased to protect us from such events; potential effects on our business of emerging claim and coverage issues; the effects of the COVID-19 pandemic and associated government actions on our operations and financial  performance; exposure to credit risk, interest rate risk and other market risk in our investment portfolio; our ability to obtain reinsurance coverage at prices and on terms that allow us to transfer risk and adequately protect our company against financial loss; the potential impact of internal or external fraud, operational errors, systems malfunctions or cyber security incidents; our ability to manage our growth effectively; inadequacy of premiums we charge to compensate us for our losses incurred; failure to maintain effective internal controls in accordance with Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”); and changes in our financial condition, regulations or other factors that may restrict our subsidiaries’ ability to pay us dividends.

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JRVR Announces First Quarter Results

April 29, 2020

Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission ("SEC"), including our Annual Report on Form 10-K filed with the SEC on February 27, 2020. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
Non-GAAP Financial Measures
In presenting James River Group Holdings, Ltd.’s results, management has included financial measures that are not calculated under standards or rules that comprise accounting principles generally accepted in the United States (“GAAP”). Such measures, including underwriting profit, adjusted net operating income, tangible equity, adjusted net operating return on average tangible equity (which is calculated as annualized adjusted net operating income divided by average tangible equity), and pre-dividend tangible equity per share, are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP. Reconciliations of such measures to the most comparable GAAP figures are included at the end of this press release.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. The Company operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of the Company’s regulated insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company.
Visit James River Group Holdings, Ltd. on the web at www.jrgh.net
For more information contact:
Kevin Copeland
SVP Finance & Chief Investment Officer
Investor Relations
441-278-4573
InvestorRelations@jrgh.net

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JRVR Announces First Quarter Results

April 29, 2020

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated Balance Sheet Data
(Unaudited)

	March 31, 2020	December 31, 2019
	($ in thousands, except for share data)
ASSETS
Invested assets:
Fixed maturity securities, available-for-sale	$1,570,605	$1,433,626
Equity securities, at fair value	71,394	80,735
Bank loan participations, at fair value	202,888	260,864
Short-term investments	71,058	156,925
Other invested assets	47,697	61,210
Total invested assets	1,963,642	1,993,360

Cash and cash equivalents	291,223	206,912
Restricted cash equivalents	1,107,321	1,199,164
Accrued investment income	13,781	13,597
Premiums receivable and agents’ balances	312,842	369,462
Reinsurance recoverable on unpaid losses	691,669	668,045
Reinsurance recoverable on paid losses	42,201	33,221
Deferred policy acquisition costs	58,618	62,006
Goodwill and intangible assets	218,622	218,771
Other assets	296,891	259,867
Total assets	$4,996,810	$5,024,405

LIABILITIES AND SHAREHOLDERS’ EQUITY
Reserve for losses and loss adjustment expenses	$2,043,358	$2,045,506
Unearned premiums	539,564	524,377
Funds held	1,107,321	1,199,164
Senior debt	277,300	158,300
Junior subordinated debt	104,055	104,055
Accrued expenses	51,808	58,416
Other liabilities	153,087	156,006
Total liabilities	4,276,493	4,245,824

Total shareholders’ equity	720,317	778,581
Total liabilities and shareholders’ equity	$4,996,810	$5,024,405

Tangible equity (a)	$501,695	$559,810
Tangible equity per common share outstanding (a)	$16.44	$18.40
Total shareholders’ equity per common share outstanding	$23.60	$25.59
Common shares outstanding	30,520,428	30,424,391
(a) See “Reconciliation of Non-GAAP Measures”.

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JRVR Announces First Quarter Results

April 29, 2020

James River Group Holdings, Ltd. and Subsidiaries
Condensed Consolidated (Loss) Income Statement Data
(Unaudited)

	Three Months Ended March 31,
	2020	2019
	($ in thousands, except for share data)
REVENUES
Gross written premiums	$283,841	$327,334
Net written premiums	134,654	207,741

Net earned premiums	145,918	190,152
Net investment income	20,836	19,431
Net realized and unrealized (losses) gains on investments (a)	(58,407)	1,625
Other income	1,937	2,919
Total revenues	110,284	214,127

EXPENSES
Losses and loss adjustment expenses	96,856	139,927
Other operating expenses	51,621	45,752
Interest expense	2,876	2,808
Amortization of intangible assets	149	149
Total expenses	151,502	188,636
(Loss) income before taxes	(41,218)	25,491
Income tax (benefit) expense	(4,403)	2,763
NET (LOSS) INCOME	$(36,815)	$22,728
ADJUSTED NET OPERATING INCOME (b)	$15,418	$21,713

(LOSS) EARNINGS PER SHARE
Basic	$(1.21)	$0.76
Diluted	$(1.21)	$0.75

ADJUSTED NET OPERATING INCOME PER SHARE
Basic	$0.51	$0.72
Diluted (c)	$0.50	$0.71

Weighted-average common shares outstanding:
Basic	30,476,307	30,059,398
Diluted	30,476,307	30,472,304
Cash dividends declared per common share	$0.30	$0.30

Ratios:
Loss ratio	66.4%	73.6%
Expense ratio (d)	34.2%	22.6%
Combined ratio	100.6%	96.2%
Accident year loss ratio	65.8%	73.1%
(a) Includes losses of $13.3 million and gains of $3.5 million for the change in net unrealized gains/losses on equity securities in the three months ended March 31, 2020 and 2019, respectively, and losses of $43.9 million for the change in net unrealized losses on bank loan participations in the three months ended March 31, 2020 following the Company's election of the fair value option for bank loans effective January 1, 2020.

(b) See "Reconciliation of Non-GAAP Measures".
(c) Common share equivalents of 309,443 were dilutive for the calculation of diluted adjusted net operating income per share for the three months ended March 31, 2020.
(d) Calculated with a numerator comprising other operating expenses less gross fee income included in “Other income” in our Condensed Consolidated Income Statements and a denominator of net earned premiums.

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JRVR Announces First Quarter Results

April 29, 2020

James River Group Holdings, Ltd. and Subsidiaries
Segment Results

EXCESS AND SURPLUS LINES

	Three Months Ended March 31,
	2020	2019	% Change
	($ in thousands)
Gross written premiums	$136,197	$186,549	(27.0)%
Net written premiums	$92,206	$154,861	(40.5)%

Net earned premiums	$99,739	$141,672	(29.6)%
Losses and loss adjustment expenses	(65,529)	(108,205)	(39.4)%
Underwriting expenses	(26,098)	(20,365)	28.2%
Underwriting profit (a), (b)	$8,112	$13,102	(38.1)%

Ratios:
Loss ratio	65.7%	76.4%
Expense ratio	26.2%	14.4%
Combined ratio	91.9%	90.8%
Accident year loss ratio	65.7%	76.4%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $1.3 million and $2.7 million for the three months ended March 31, 2020 and 2019, respectively. These amounts are included in “Other income” in our Condensed Consolidated Income Statements.

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JRVR Announces First Quarter Results

April 29, 2020

SPECIALTY ADMITTED INSURANCE

	Three Months Ended March 31,
	2020	2019	% Change
	($ in thousands)
Gross written premiums	$102,802	$102,953	(0.1)%
Net written premiums	$13,356	$15,021	(11.1)%

Net earned premiums	$13,283	$12,360	7.5%
Losses and loss adjustment expenses	(9,905)	(7,202)	37.5%
Underwriting expenses	(4,366)	(3,535)	23.5%
Underwriting (loss) profit (a), (b)	$(988)	$1,623	-

Ratios:
Loss ratio	74.6%	58.3%
Expense ratio	32.8%	28.6%
Combined ratio	107.4%	86.9%
Accident year loss ratio	82.2%	74.5%

(a) See "Reconciliation of Non-GAAP Measures".
(b) Underwriting results include fee income of $4.2 million and $3.8 million for the three months ended March 31, 2020 and 2019, respectively.

CASUALTY REINSURANCE

	Three Months Ended March 31,
	2020	2019	% Change
	($ in thousands)
Gross written premiums	$44,842	$37,832	18.5%
Net written premiums	$29,092	$37,859	(23.2)%

Net earned premiums	$32,896	$36,120	(8.9)%
Losses and loss adjustment expenses	(21,422)	(24,520)	(12.6)%
Underwriting expenses	(11,267)	(11,273)	(0.1)%
Underwriting profit (a)	$207	$327	(36.7)%

Ratios:
Loss ratio	65.1%	67.9%
Expense ratio	34.3%	31.2%
Combined ratio	99.4%	99.1%
Accident year loss ratio	59.4%	59.6%

(a) See "Reconciliation of Non-GAAP Measures".

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JRVR Announces First Quarter Results

April 29, 2020

RECONCILIATION OF NON-GAAP MEASURES

Underwriting (Loss) Profit

The following table reconciles the underwriting profit (loss) by individual operating segment and for the entire Company to consolidated (loss) income before taxes. We believe that these measures are useful to investors in evaluating the performance of our Company and its operating segments because our objective is to consistently earn underwriting profits. We evaluate the performance of our operating segments and allocate resources based primarily on underwriting profit of operating segments. Our definition of underwriting profit of operating segments and underwriting profit may not be comparable to that of other companies.

	Three Months Ended March 31,
	2020	2019
	(in thousands)
Underwriting profit (loss) of the operating segments:
Excess and Surplus Lines	$8,112	$13,102
Specialty Admitted Insurance	(988)	1,623
Casualty Reinsurance	207	327
Total underwriting profit of operating segments	7,331	15,052
Other operating expenses of the Corporate and Other segment	(8,279)	(7,906)
Underwriting (loss) profit (a)	(948)	7,146
Net investment income	20,836	19,431
Net realized and unrealized (losses) gains on investments (b)	(58,407)	1,625
Other income	326	246
Interest expense	(2,876)	(2,808)
Amortization of intangible assets	(149)	(149)
Consolidated (loss) income before taxes	$(41,218)	$25,491

(a) Included in underwriting results for the three months ended March 31, 2020 and 2019 is fee income of $5.5 million and $6.4 million, respectively.
(b)    Includes losses of $13.3 million and gains of $3.5 million for the change in net unrealized gains/losses on equity securities in the three months ended March 31, 2020 and 2019, respectively, and losses of $43.9 million for the change in net unrealized losses on bank loan participations in the three months ended March 31, 2020 following the Company's election of the fair value option for bank loans effective January 1, 2020.

Adjusted Net Operating Income

We define adjusted net operating income as net income excluding net realized and unrealized gains (losses) on investments (net realized investment gains (losses) and the change in unrealized gains (losses) on equity securities and bank loan participations effective with the Company's election of the fair value option for bank loans on January 1, 2020), as well as non-operating expenses including those that relate to due diligence costs for various merger and acquisition activities, professional fees related to the filing of registration statements for the sale of our securities, and costs associated with former employees. We use adjusted net operating income as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Adjusted net operating income should not be viewed as a substitute for net income calculated in accordance with GAAP, and our definition of adjusted net operating income may not be comparable to that of other companies.

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JRVR Announces First Quarter Results

April 29, 2020

Our (loss) income before taxes and net (loss) income reconciles to our adjusted net operating income as follows:

	Three Months Ended March 31,
	2020		2019
	(Loss) Income Before Taxes	Net (Loss) Income	Income Before Taxes	Net Income
	(in thousands)
(Loss) income as reported	$(41,218)	$(36,815)	$25,491	$22,728
Net realized and unrealized losses (gains) on investments (a)	58,407	52,233	(1,625)	(1,015)
Adjusted net operating income	$17,189	$15,418	$23,866	$21,713

(a)    Includes losses of $13.3 million and gains of $3.5 million for the change in net unrealized gains/losses on equity securities in the three months ended March 31, 2020 and 2019, respectively, and losses of $43.9 million for the change in net unrealized losses on bank loan participations in the three months ended March 31, 2020 following the Company's election of the fair value option for bank loans effective January 1, 2020.

Tangible Equity (per Share) and Pre-Dividend Tangible Equity (per Share)

We define tangible equity as shareholders’ equity less goodwill and intangible assets (net of amortization). Our definition of tangible equity may not be comparable to that of other companies, and it should not be viewed as a substitute for shareholders’ equity calculated in accordance with GAAP. We use tangible equity internally to evaluate the strength of our balance sheet and to compare returns relative to this measure. The following table reconciles shareholders’ equity to tangible equity for March 31, 2020, December 31, 2019, and March 31, 2019 and reconciles tangible equity to tangible equity before dividends for March 31, 2020.

	March 31, 2020		December 31, 2019		March 31, 2019
($ in thousands, except for share data)	Equity	Equity per share	Equity	Equity per share	Equity	Equity per share
Shareholders' equity	$720,317	$23.60	$778,581	$25.59	$754,297	$25.01
Goodwill and intangible assets	218,622	7.16	218,771	7.19	219,219	7.27
Tangible equity	$501,695	$16.44	$559,810	$18.40	$535,078	$17.74
Dividends to shareholders for the three months ended March 31, 2020	9,267	0.30
Pre-dividend tangible equity	$510,962	$16.74

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